EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement (No.     ) on Form S-8 pertaining to the 1995 Stock Incentive Plan of IKONICS Corporation of our report dated March 2, 2009 relating to our audits of the financial statements included in the Annual Report on Form 10-K of IKONICS Corporation for the year ended December 31, 2008.
/s/ McGladrey & Pullen, LLP
Duluth, Minnesota
August 14, 2009